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                                                                       EXHIBIT 1

                                  NEWS RELEASE

                       CHICAGO BRIDGE & IRON COMPANY N.V.

FOR IMMEDIATE RELEASE:                      FOR FURTHER INFORMATION CONTACT:
AUGUST 29, 2000                             MEDIA:  BRUCE STEIMLE (815) 439-4006
                                            ANALYSTS:  JEAN BROWN (815) 439-4072




                  CHICAGO BRIDGE & IRON SIGNS LETTER OF INTENT
             TO ACQUIRE WATER AND ENGINEERED CONSTRUCTION DIVISIONS
                            OF PITT-DES MOINES, INC.

PLAINFIELD, ILL. -- Aug. 29, 2000 -- Chicago Bridge & Iron Company N.V. (NYSE &
ASE: CBI) has signed a letter of intent to acquire the PDM Engineered Construction and PDM Water divisions of Pitt-Des Moines, Inc. (AMEX: PDM) of The Woodlands, Texas. Terms were not disclosed. The two divisions, which form a portion of PDM's overall business, had combined revenues of $281 million in 1999. Completion of the transaction is subject to the satisfaction of certain conditions, including due diligence, financing and regulatory clearance.

         "PDM's decision to sell their businesses has presented CB&I with a unique opportunity," said Gerald M. Glenn, CB&I's Chairman, President and CEO. "The acquisition could provide the next major step in our announced strategy to achieve significant growth in sustainable revenue, profitability and shareholder value. PDM has an established reputation for excellence in execution and project management in the engineering and construction industry. These divisions are solid, well-managed businesses and, like CB&I, they enjoy considerable growth prospects, particularly as the upturn in the hydrocarbon industry begins to take hold.

         "We've known PDM for many years as a respected and capable contractor. While the timing of this transaction is somewhat complicated by our recently announced Howe-Baker acquisition, this is an opportunity we simply could not pass up. We believe the customers, employees and shareholders of both companies will benefit from the transaction. We will be working hard to make it happen."

         PDM's Engineered Construction division, headquartered in Houston, engineers, fabricates and constructs liquid and cryogenic storage tanks and systems, process systems, and unique plate structures for the petroleum, petrochemical, cryogenic, liquid natural gas, defense and aerospace industries. This division employs about 600 people and had 1999 revenues of $186 million. PDM's Water division, headquartered in Pittsburgh, designs, fabricates and constructs water storage tank projects including conventional styles such as ground storage reservoirs and standpipes, steel elevated tanks and composite elevated tanks as well as unique projects involving one-of-a-kind tanks designed for specific applications. This division employs about 400 people and had 1999 revenues of $95 million.


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         Any statements made in this release that are not based on historical fact are forward-looking statements and represent management's best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions and may differ materially from what is expressed. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the uncertain timing and the funding of new awards; cost overruns on fixed priced contracts; increase in competition by competitors; fluctuating revenues resulting from the cyclic nature of the individual markets in which the Company's customers operate; reduced activity in the hydrocarbon industry, demand from which is the largest component of the Company's revenue; the Company's ability to integrate and successfully operate acquired businesses, including Howe-Baker International, Inc. and certain divisions of Pitt-Des Moines, Inc., and the risks associated with those businesses; and the impact of the Tuban project where work remains suspended. Additional factors are set forth in the Company's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K (as amended) which describe other factors that could cause actual results to differ from such forward-looking statements, as well as the Company's other filings with the Securities and Exchange Commission (including, but not limited to the "Risk Factors" disclosed in its Registration Statement on Form S-1 [File No. 333-18065], as amended). The Company does not undertake to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

         CB&I, founded in 1889, is a global engineering and construction company specializing in the design and engineering, fabrication, field erection and repair of bulk liquid terminals, storage tanks, process vessels, refrigerated storage and process systems, and other steel plate structures and their associated systems. Information about Chicago Bridge & Iron is available from the Company's Web site at www.chicagobridge.com.

         Pitt-Des Moines, Inc. is a 108-year-old diversified company that operates in two business segments: Heavy Construction and Steel Distribution. The company's Heavy Construction business designs and builds tanks and systems for liquid and cryogenic storage, fabricates steel bridges, fabricates and erects steel structures for buildings, and designs and builds water storage systems. PDM Steel Service Centers distribute and provide value-added processing for a full line of heavy carbon steel products through eight steel service centers and three culvert pipe facilities. Information about Pitt-Des Moines, Inc. is available from their Web site at www.pdm.com.

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CB&I-11